SETTLEMENT AGREEMENT AND RELEASE

This SETTLEMENT AGREEMENT AND MUTUAL RELEASE ("Agreement"), dated as of May 14, 2024 is entered into by and between EMA FINANCIAL, LLC, a Delaware Limited Liability Company ("EMA"), on the one hand, and TPT GLOBAL TECH, INC., a Florida Corporation ("TPTW"), on the other hand (each a "Party" and collectively referred to herein as the "Parties").

RECITALS

WHEREAS, on or about June 11, 2019 (the "Issue Date"), TPTW and EMA entered into a Securities Purchase Agreement (the "SPA") and TPTW issued to EMA a Convertible Note (the "Note") in the amount of $250,000.00 pursuant to which EMA, *inter alia*, had a right at any time after the Issue Date to convert all or any part of the outstanding amount due thereunder into fully paid and non-assessable shares of TPTW Common Stock at a conversion price as set forth in §1.2(a) therein;

WHEREAS, on or about June 11, 2020, the Note matured, but TPTW failed to pay or otherwise satisfy the terms of the Note;

WHEREAS, on or about July 17, 2020, EMA submitted a Notice of Conversion (the "Second Notice of Conversion") seeking to convert the Note into 216,950,627 shares of TPTW common stock in accordance with §1.2(a) of the Note;

WHEREAS, TPTW failed and refused to honor the Second Notice of Conversion;

WHEREAS, on October 21, 2020, EMA brought an action against TPTW in the United States District Court for the Southern District of New York, captioned *EMA FINANCIAL, LLC, a Delaware Limited Liability Company against TPT GLOBAL TECH, INC., a Florida Corporation*, Civil Action No. 1:20-cv-08781-VSB, alleging claims for specific performance; breach of contract; costs, expenses and attorneys' fees; and a permanent mandatory injunction enforcing the terms of the Note (the "Action");

WHEREAS, TPTW agrees that as of the date of this Agreement it owes EMA the total sum of $451,765.21 (the "Settlement Amount") and that interest on that sum will continue to accrue on the Note at the rate of six percent (6%) per annum;

WHEREAS, on March 20, 2022, Stephen J. Thomas III, majority shareholder of TPTW at such time, executed that certain consent ("Consent") to a resolution adopting an Amended and Restated Certificate of Designations, Preferences and Rights of Series E Preferred Stock;

WHEREAS, TPTW intends to raise in excess of $1 million in capital financing and uplist to a major stock exchange ("Financing and Uplist"); and

WHEREAS, the Parties desire to compromise and settle the claims that were asserted or could have been asserted in the Action or otherwise without the need for continued litigation and the accompanying costs and expense thereof, upon the terms and conditions mutually agreed upon and described herein, and without admitting fault, wrongdoing or liability.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. **SETTLEMENT**

a. TPTW agrees that as of the date of this Agreement it owes EMA the Settlement Amount under the Note, which remains outstanding, and that notwithstanding anything contained in the Note, interest on the Settlement Amount will accrue interest daily under the Note at a rate of six percent (6%) per annum commencing as of the date hereof.

b. Within ten (10) business days following EMA's receipt of written notice from TPTW that the Financing and Uplist has been completed, together with evidence of same ("TPTW Notice"), EMA shall either elect to demand repayment of the Note or elect to convert the Note or a combination thereof in accordance with the terms of the Note and hereof ("EMA Election"). To the extent that EMA elects repayment of the Note following the TPTW Notice, TPTW shall promptly pay to EMA, in immediately available funds, an amount equal to 116% of the portion of the Settlement Amount remaining outstanding which EMA elects to be repaid, plus all accrued interest thereon. To the extent that EMA elects to convert the Note following the TPTW Notice, EMA shall promptly submit a conversion notice to TPTW for the portion of the Settlement Amount remaining outstanding which EMA elects to be converted, including all accrued interest thereon, provided that, if such amount exceeds the maximum amount permitted to be converted under the Note (e.g., without violating any maximum beneficial ownership percentage limitation set forth therein) ("Maximum Amount"), then (i) EMA shall only convert the Maximum Amount under the Note, and (ii) at the end of each 30-day period thereafter, EMA shall submit another conversion notice under the Note up to the then Maximum Amount until the remaining Settlement Amount elected to be converted under the Note has been so fully converted. For clarity, EMA will be obligated to convert the maximum amount possible upon each conversion given considerations to not being considered a beneficial owner of over 4.99% at any time.

c. TPTW may not repay the Note prior to the TPTW Notice or EMA Election without the prior written consent of EMA and payment of 116% of the portion of the Settlement Amount agreed to be repaid. If TPTW fails to deliver the TPTW Notice prior to January 1, 2025, then EMA shall thereafter have the right to make an EMA Election as if the TPTW Notice were so issued.

d. EMA shall have the right to convert the Note at any time and from time to time after the date which is the earlier of (1) the Uplist as defined above and, or (2) January 1, 2025, as provided in the Note, including without limitation following an

EMA Election, provided that (a) the aggregate amount which EMA may elect to convert equals the Settlement Amount plus accrued interest thereon, and (b) the conversion price under the Note shall equal the conversion price set forth in the Consent (i.e., 75% of the 30-day average market closing price of TPTW Common Stock for the previous thirty business days).

e. Any shares issuable upon conversion of the Note shall be freely tradable under Rule 144 promulgated under the Securities Act of 1933 or Section 4(a)(1) thereof, and TPTW acknowledges and agrees that EMA has not in any manner acted as an underwriter or dealer with respect to any such conversion shares. TPTW acknowledges and agrees that, for purposes of Rule 144 promulgated under the Securities Act, the holding period for the Note and the shares issuable upon conversion thereof, or otherwise pursuant thereto shall have commenced on the Issue Date. Such shares shall be issued without any legends, trading restrictions or stop orders. TPTW shall not take any position inconsistent with the foregoing and shall, if requested by EMA, cause TPTW's legal counsel to issue a legal opinion to the effect that any such shares are freely tradable without restriction or legends. The Note, as amended hereby, shall not constitute a novation or satisfaction and accord of the Note. TPTW hereby acknowledges and agrees that this Agreement shall merely amend and continue the terms and provisions contained in the Note and shall not extinguish or release TPTW or otherwise constitute a novation of its obligations thereunder.

2. DEFAULT AND ENFORCEMENT OF DEFAULT

a. Enforcement of Default. In the event of a default by TPTW of its obligations under this Agreement as set forth in Section 1 above, EMA shall be permitted to file with the United States District Court for the Southern District of New York the Consent Judgment annexed to this Agreement as **Exhibit B** without further notice to TPTW and obtain judgment in the sum of $451,765.21, plus default interest of 24% from April 18, 2024, through the date of entry of the Consent Judgment. Should EMA seek entry of judgment by reason of any default hereunder, EMA shall be entitled to recover from TPTW all of its costs, expenses and reasonable attorneys' fees attributable to the enforcement of this Agreement, the entry of judgment and the collection of judgment.

3. RELEASE

For good and valuable consideration, the sufficiency of which is acknowledged, TPTW, for itself and for its officers, directors, agents, employees, attorneys, business units, divisions, affiliates, direct or indirect parent corporations, subsidiaries, predecessors in interest, administrators, agents, successors and assigns (collectively, the "TPTW Releasors"), hereby remise, release and forever discharge EMA and its respective officers, directors, agents, employees, attorneys, business units, divisions, affiliates, direct or indirect parent corporations, subsidiaries, predecessors in interest, administrators, agents successors and assigns, (collectively,

the "EMA Releasees") of and from all debts, obligations, reckonings, promises, covenants, agreements, contracts, endorsements, bonds, specialties, controversies, suits, actions, causes of actions, trespasses, variances, judgments, extents, executions, damages, claims or demands, in law or in equity, known or unknown, against the EMA Releasees which the TPTW Releasors ever had, now have or hereafter can, shall, or may have whatsoever from the beginning of the world to the date hereof except for any obligations under this Agreement.

4. ENTIRE AGREEMENT

This Agreement contains the entire agreement among the Parties with respect to the matters referred to in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, and there are no representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein. Notwithstanding the foregoing, this Agreement shall not supersede the Note and SPA except to the extent expressly noted or to the extent a provision herein expressly contradicts a provision in the Note or SPA. No delay or omission on the part of either Party in exercising any right hereunder will operate as a waiver of such right or any other right. A waiver on one occasion will not be construed as a bar to or a waiver of any right on any further occasion.

5. CHOICE OF LAW

This Agreement and all related agreements shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. The United States District Court for the Southern District of New York (the "Court") shall retain jurisdiction to enforce the terms of this Agreement and the Consent Judgment. However, in the event that the Court declines to exercise jurisdiction under the terms of this Agreement or the Consent Judgment, then any action brought by either party against the other or otherwise arising out of this Agreement, the Consent Judgment and all related agreements, shall be brought only in the state courts or federal courts located in the State and County of New York. Each party and their respective assignees hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon inconvenient form (forum non-conveniens).

6. ATTORNEYS' FEES

If EMA is compelled to bring an action against TPTW by reason of any alleged breach of any covenant, provision or condition or otherwise arising out of this Agreement or by reason of enforcement of the Consent Judgment, in addition to any other relief to which it may be entitled, the losing party shall pay to the prevailing party all attorneys' fees and costs actually incurred by the prevailing party. As used in this Paragraph, "attorneys' fees and costs actually incurred" means the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to "reasonable attorneys' fees" as that term may be defined in statutory or decisional authority.

7. SO-ORDERING

The Parties covenant and agree that the contents, terms and provisions of this Agreement shall not be confidential and shall be filed in the public record and submitted to the Court to be "So Ordered" promptly upon execution. In the event that the Court declines to So Order this Agreement, EMA, may, at its sole option, either declare the Agreement null and void, or seek to enforce this Agreement.

8. THIRD-PARTY BENEFICIARIES

Nothing in this Agreement shall confer any rights upon any person or entity who is not a party to this Agreement.

9. JOINT AUTHORSHIP

This Agreement is the result of negotiations between the Parties. The Parties acknowledge that each party and its counsel has reviewed this Agreement and the Consent Judgment and that this Agreement and the Consent Judgment have been voluntarily negotiated and/or agreed upon at arms-length. There shall be no presumption that any ambiguities in this Agreement or the Consent Judgment shall be resolved against any party. Any controversy regarding the construction or interpretation of this Agreement or the Consent Judgment shall be decided neutrally, in light of the conciliatory purposes as expressed herein, and without regard to events of authorship. TPTW agrees that TPTW has either had the opportunity to have this Agreement reviewed by counsel or has declined to do so.

10. STIPULATION OF DISCONTINUANCE

Provided that TPTW complies with its obligations in full to EMA under this Agreement, the Parties shall thereafter take those steps necessary to discontinue the Action with prejudice.

11. COUNTERPARTS

This Agreement may be executed in one or more counterparts with the same force and effect as if executed in one complete document. Signature by facsimile will be deemed an original signature and will be binding as if it is the original.

12. SIGNATURES

The Parties hereby signify their agreement to the above terms by their signatures below. The undersigned corporate representatives for EMA and TPTW each represent that he/she is authorized to execute this Agreement (and, with respect to TPTW, the Consent Judgment) on behalf of his/her principal, that he/she had the opportunity to review and reflect on its terms, and that he/she has not been subject to any undue or improper influence interfering with the exercise of his/her free will to execute this Agreement or, where applicable, the Consent Judgment.

IN WITNESS WHEREOF, the Parties have executed this Agreement intending to be fully and legally bound by its terms, effective as of the date hereof.

AGREED AND ACCEPTED:

EMA FINANCIAL, LLC

DocuSigned by:

By: Felicia Preston

828D17747465446...

Name: Felicia Preston

TPT GLOBAL TECH, INC.

DocuSigned by:

By: Stephen Thomas

CA13103E44A247C...

Name: Stephen Thomas

SO ORDERED:

Hon.________________________, U.S.D.J.